AS FILED WITH THE SECURITIES AND EXCHANGE
                    COMMISSION ON JUNE 30, 1995

                                                 Registration No. 33-

                 SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C. 20549
                         ----------------------


                                FORM S-8

                          REGISTRATION STATEMENT

                                  UNDER

                        THE SECURITIES ACT OF 1933
                         -----------------------


                          BALDOR ELECTRIC COMPANY
         (Exact Name of Registrant as Specified in its Charter)

       Missouri                                          43-1068840
(State or Other Jurisdiction                         (I.R.S. Employer
of Incorporation or Organization)                  Identification No.)

                           5711 R.S. Boreham Jr St
                          Fort Smith, Arkansas 72901
                (Address of principal executive offices) (Zip Code)

                 BALDOR ELECTRIC COMPANY 1994 INCENTIVE STOCK PLAN
                          (Full Title of the Plan)
                          ------------------------

                                Lloyd G. Davis
                            Baldor Electric Company
                           5711 R.S. Boreham Jr St
                          Fort Smith, Arkansas 72901
                   (Name and Address of Agent for Service)

                               (501) 646-4711
         (Telephone Number, Including Area Code, of Agent for Service)

                      CALCULATION OF REGISTRATION FEE
                        -------------------------

                                                 Proposed
Title of                       Proposed Maximum   Maximum      Amount of
Securities       Amount to be  Offering Price    Aggregate    Registration
to be Registered  Registered    Per Share      Offering Price      fee
- ----------------- ------------ --------------- --------------  -----------
Common Stock      1,000,000         $ (3)           $ (3)       $100.00(4)
Purchase Rights(1)  Rights(2)

(1) The Common Stock Purchase Rights (the "Rights") being registered on this Form S-8 accompany and are associated with the 1,000,000 shares (the "Shares") of common stock, $.10 par value per share, of Baldor Electric Company, available for issuance pursuant to awards made under the Baldor Electric Company 1994 Incentive Stock Plan. The Rights are issuable pursuant to the Baldor Electric Company Shareholder Rights Plan. The Shares were registered with the Securities and Exchange Commission on Form S-8 (33-59281) on May 12, 1995.

(2) Plus such additional Rights as may be issued by reason of stock splits, stock dividends, or similar transactions.

(3) No offering price is presently calculable with respect to the Rights accompanying and associated with the Shares.

(4) No registration fee for the Rights can be calculated under Rule 457 of Regulation C promulgated under the Securities Act of 1933 (the
"Securities Act").  Accordingly, pursuant to Section 6(b) of the
Securities Act, the minimum registration fee is being paid to register the Rights.

                                PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Certain Documents by Reference.
- --------------------------------------------------------

     The following documents filed with the Securities and Exchange Commission (the "Commission") by Baldor Electric Company (the "Company") are incorporated herein by reference:

     (a) (1) The Annual Report of the Company on Form 10-K for the year ended December 31, 1994, filed pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the "Exchange Act") on March 31, 1995;

          (2) The Company's Quarterly Report on Form 10-Q for the quarter ended April 1, 1995, filed pursuant to Section 13 of the Exchange Act on May 15, 1995.

     (b) All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such reports and documents.

     (c) (1) The description of the Company's Common Stock Purchase Rights, as contained in the Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Exchange Act on May 16, 1988, including any amendment or report filed for the purpose of updating such description.

Item 4.  Description of Securities.
- ----------------------------------
     Not applicable.

Item 5.  Interests of Named Experts and Counsel.
- -----------------------------------------------

     A partner in the law firm of Peper, Martin, Jensen, Maichel and Hetlage, the law firm issuing the opinion called for by Exhibit 5 of Regulation S-K, is a co-trustee of a revocable living trust of which a shareholder of the Company is the settlor and beneficiary (the "Trust"). The Trust is the beneficial owner of 29,734 shares of Common Stock of the Company and associated Common Stock Purchase Rights. The attorney who is the co-trustee disclaims beneficial ownership of these shares of Common Stock and the Common Stock Purchase Rights accompanying and associated therewith.

     Two other attorneys in the same law firm beneficially own a total of 510 shares of Common Stock of the Company including the Common Stock Purchase Rights accompanying and associated therewith.

Item 6.  Indemnification of Directors and Officers.
- --------------------------------------------------

     Pursuant to Mo. Rev. Stat. Section 351.355 a company incorporated under the laws of the State of Missouri may indemnify its directors and officers against expenses, including attorneys' fees, judgments, fines, and amounts paid in settlement actually and reasonably incurred as a result of civil, criminal, administrative or investigative proceedings threatened or pending against such parties (other than such actions by or in the right of the corporation) if the officer or director acted in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interest of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. With respect to actions by or in the right of the corporation, the corporation may indemnify directors and officers against expenses, including attorneys' fees and amounts paid in settlement actually and reasonably incurred in connection with the defense or settlement of the action or suit, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct, unless and only to the extent that the court in which such action is brought determines the person is entitled to indemnification.

     Section 351.355 allows a corporation to adopt provisions in its articles of incorporation or bylaws or to enter into agreements (which bylaws or agreements have been adopted by the shareholders) which provide for indemnity of the corporation's officers and directors based on a lower standard of conduct, except for knowingly fraudulent, deliberately dishonest or willful misconduct.

    In addition, under Missouri law, the Company may purchase and maintain insurance on behalf of its officers and directors for any liability incurred by such parties in connection with their status as an officer or director of the Company, regardless of whether the Company would have the power under Missouri law to indemnify its officers or directors against such liability.

     Article Ten of the Company's Restated Articles of Incorporation, as amended, provides that Baldor shall indemnify its officers and directors in all actions, whether derivative, nonderivative, civil, criminal, administrative or investigative, if such party's conduct is not finally adjudged to be knowingly fraudulent, deliberately dishonest or willful misconduct. This is a lower standard than that set forth in the statute. Baldor also maintains directors' and officers' liability insurance which protects each director or officer from liability for actions taken in their capacity as directors or officers. This insurance may provide broader coverage for such individuals than may be required by Article Ten of the Company's Restated Articles of Incorporation, as amended.

Item 7.  Exemption from Registration Claimed.
- --------------------------------------------
     Not applicable.

Item 8.  Exhibits.
- -----------------
     See Exhibit Index on page II-7 hereof.

Item 9.  Undertakings.
- ---------------------

     (a)  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                 (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                 (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement;

                 (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities being offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fort Smith, State of Arkansas, on June 29, 1995.

                                        BALDOR ELECTRIC COMPANY
                                             (Registrant)



                                        By: /s/ R. L. Qualls
                                            -----------------------------
                                              R. L. Qualls
                                              President and
                                              Chief Executive Officer




                           POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints R. S. Boreham, Jr., R. L. Qualls and George A. Schock and each of them (with full power to each of them to act alone), his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

 Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                       Title                         Date
- ---------                       -----                         ----

/s/ R. S. Boreham, Jr.
- -------------------------       Chairman of the Board     )
R.S. Boreham, Jr.               of Directors and          )
                                Chairman of the           )
                                Executive Committee       )
/s/ R. L. Qualls
- -------------------------       President, Chief          )
R.L. Qualls                     Executive Officer, and    )
                                Director (Principal       )
                                Executive Officer)        )
/s/ Lloyd G. Davis
- -------------------------       Chief Financial Officer   )
Lloyd G. Davis                  Vice President-Finance,   )
                                Secretary, and Treasurer  )
                                (Principal Financial and  )
                                Accounting Officer)       )
/s/ George A. Schock
- -------------------------       Assistant Secretary and   )    June 29, 1995
George A. Schock                Director                  )

/s/ Jefferson W. Asher, Jr.
- -------------------------       Director                  )
Jefferson W. Asher, Jr.                                   )

/s/ Fred C. Ballman
- -------------------------       Director                  )
Fred C. Ballman                                           )

/s/ O. A. Baumann
- -------------------------       Director                  )
O. A. Baumann                                             )

/s/ Robert J. Messey
- -------------------------       Director                  )
Robert J. Messey                                          )

/s/ Robert L/ Proost
- -------------------------       Director                  )
Robert L. Proost                                          )

/s/ Willis J. Wheat
- -------------------------       Director                  )
Willis J. Wheat                                           )

                                 EXHIBIT INDEX

Exhibit
Number
- --------
4(i)(a) Reference is made to Article III of the Company's Restated Articles of Incorporation, filed as Exhibit 3(i) to the Registrant's Form 10-K for the year ended December 31, 1994, filed with the Securities and Exchange Commission on March 31, 1995.

4(i)(b) Rights Agreement dated May 6, 1988, between Baldor Electric Company and Wachovia Bank of North Carolina,
              N.A. (formerly Wachovia Bank & Trust Company, N.A.), as Rights Agent, refiled as Exhibit 4(i) to the Company's Form 10-K for the fiscal year ended December 31, 1994, and incorporated herein by reference.

4(iii) The Registrant agrees to furnish to the Securities and Exchange Commission upon request pursuant to Item
              601(b)(4)(iii) of Regulation S-K, copies of instruments defining the rights of the holders of long-term debt of the Registrant and its consolidated subsidiaries.

5             Opinion of Peper, Martin, Jensen, Maichel and Hetlage.

15            Omitted -- Inapplicable.

23.1          Consent of Ernst & Young LLP.

23.2 Consent of Peper, Martin, Jensen, Maichel and Hetlage contained in Exhibit 5.

24            Power of Attorney contained on Page II-5 through II-6 hereof.

28            Omitted -- Inapplicable.


*Numbers correspond to document numbers in Exhibit Table of Item 601 of Regulation S-K.